**PRESS RELEASE**

Contact:
Kenneth A. Martinek
Chairman, President &
Chief Executive Officer
(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PLAN

White Plains, New York – July 22, 2010 – NorthEast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for NorthEast Community Bank, announced today that the Company’s board of directors has approved the repurchase for up to 297,563 shares, or approximately 5.0% of the Company’s outstanding common stock held by persons other than NorthEast Community Bancorp MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury.  This is the first repurchase plan announced by the Company since becoming a public company in July 2006.

President and Chief Executive Officer Kenneth A. Martinek stated, “In view of our strong capital position and the current price level of the Company’s common stock, we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit our Company and our stockholders.”

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

NorthEast Community Bancorp, Inc. is the holding company for NorthEast Community Bank.  NorthEast Community Bank is a federally chartered savings bank that currently operates through its main office in White Plains, its five other full-service branch offices in Manhattan, Brooklyn and Bronx, New York and two full-service branch offices in Danvers and Plymouth, Massachusetts.

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